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                                                                   EXHIBIT 10.30

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (hereinafter the "Agreement") is made and entered into by and between ESCO TECHNOLOGIES INC., a corporation organized under the laws of the State of Missouri, having a place of business at 8888 Ladue Road, Suite 200, St. Louis, Missouri 63124-2056, (which corporation together with its past, present and future parents, subsidiaries and all other related corporations and affiliates, including without limitation, partnerships, limited liability companies, business-related entities, departments, divisions, organizations, benefit plans, predecessors, successors and assigns of each and all of them are collectively referred to in this Agreement by the defined term "ESCO") and DENNIS J. MOORE (hereinafter "Consultant"), having a residence at 777 Brentwood Point, Audubon at Naples, Naples, Florida 34110-7915.

         1. Engagement. ESCO hereby engages Consultant as an independent contractor, and Consultant hereby accepts such engagement with ESCO upon the terms and conditions hereinafter set forth.

         2. Term. Subject to the provisions of Section 14 hereof, the term of this Agreement shall begin on the latter of April 18, 2003 (the day following the date of Consultant's retirement) or the Effective Date of this Agreement (as defined in Section 17.4 of this Agreement) and shall continue until April 17, 2004, whereupon the Agreement will expire unless extended by a writing signed by both parties.

         3. Scope of Engagement. Throughout the term of this Agreement, Consultant shall furnish a maximum of forty (40) hours per month of consulting services and advice to ESCO, as specifically requested from time to time on those matters referred to the Consultant by the Human Resources and Compensation Committee of the Board of Directors (the "Committee") or the Chief Executive Officer. Whenever practicable, ESCO shall give Consultant reasonable advance notice of the need for his services. Consultant shall not act on behalf of, represent or bind ESCO or represent that he has authority to so act, unless Consultant has first received authority from the Chief Executive Officer.

         4. Compensation. For services rendered by Consultant under this Agreement, ESCO shall pay Consultant a fee of Twenty-five Thousand Dollars ($25,000) a month for twelve months following the Effective Date for a total of Three Hundred Thousand Dollars ($300,000), payable pursuant to ESCO's normal accounts payable practices during the term of this Agreement. All normal business travel expenses of the Consultant incurred at the direction of the Company shall be arranged by and reimbursed in accordance with ESCO's travel and expense reimbursement policies.

         5. Relationship of Parties. Consultant shall provide services and advice to ESCO hereunder as an independent contractor, and nothing contained herein shall be construed to create the relationship of employer and employee between ESCO and Consultant. Except to the extent provided to the Consultant as part of his previous employment with ESCO, or as specifically herein referenced, Consultant shall not be eligible for any health, welfare, retirement or other

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benefits or paid any other types of compensation generally paid to ESCO's actively employed senior executives, such as bonus, long term incentive compensation, stock options, or restricted stock. ESCO is not currently required to withhold any income tax from any payment to the Consultant of fees or expenses under this Agreement, but may be required to file information returns with the United States Internal Revenue Service regarding such payment under conditions imposed by the laws of the United States. If ESCO is required to pay or withhold any taxes, or make any other payment with respect to fees payable to the Consultant hereunder, the Consultant shall permit ESCO to make corresponding deductions from any sum due the Consultant under this Agreement.

         6.       Consultant's Conduct.

         (a) Consultant understands and agrees that he has a fiduciary duty to ESCO and will act on ESCO's behalf, where authorized, as a person with ESCO's special trust and confidence. During the term of the Agreement, the Consultant shall not engage in any activity, employment or business arrangement which conflicts with his obligations hereunder or with the interests of ESCO, or which violates any statutory or regulatory requirements and limitations. The Consultant represents that he is not, and agrees that he will not become, an official of a foreign government during the term of this Agreement. The Consultant shall disclose to ESCO any activity, employment or business arrangement (each a "situation") presently in effect, to be commenced, contemplated to be commenced or hereafter commenced by the Consultant during the term of this Agreement relating to this Section 6, and ESCO will advise the Consultant in writing (either before its commencement or, if new facts are discovered, during such situation) of ESCO's position with respect to any conflict arising from such situation. ESCO's determination that a conflict exists shall be binding on Consultant.

         (b) The Consultant represents and agrees that all payments to be received by Consultant from ESCO under this Agreement constitute compensation solely for the services and advice provided to ESCO under this Agreement. All such payments are to be retained by Consultant. Except as approved in writing by ESCO in advance, no services under this Agreement shall be shared with third parties. Consultant represents and agrees that with respect to all payments under this Agreement, there has not been and shall not be, directly or indirectly, an offer, payment or promise, or authorization of payment of any money or gifts, or business opportunities, or other thing of value, to any person, United States Government employee or official, company, political party, or candidate for political office in any jurisdiction, whether within or outside of the United States, for the purpose of influencing any act or decision of such person, employee, official, company, party or candidate to use his/her or its influence with the United States Government or any agency thereof or any customer, in order to obtain or retain business for ESCO or any other person, or in order to direct business to ESCO or any other person.

         (c) Consultant is authorized to obtain information only in accordance with this Agreement, and all applicable laws and regulations. Consultant shall not solicit, acquire, utilize, or disclose to ESCO directly or indirectly, any oral or written information not legally available to Consultant or otherwise properly authorized for disclosure. In the course of the performance of his duties under this Agreement, the Consultant may receive certain information which would be

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considered "material inside information" within the meaning and intent of the
Securities laws of the United States. Consultant shall not disclose any information acquired in the course of the performance of his duties under this Agreement without the prior written consent of ESCO, nor use such information, directly or indirectly, for personal benefit or as a basis for advice to any other person concerning any decision to buy, sell, or otherwise deal in securities' transactions.

         (d) Consultant represents that he has received a copy of the ESCO Code of Business Ethics and Conduct (the "Code") and that he has read and understands the Code. Consultant further agrees that he will comply with the Code in connection with all of his activities on behalf of ESCO.

         (e) From time to time during the term hereof, upon the request of ESCO, Consultant shall furnish to ESCO detailed written reports of his services rendered on behalf of ESCO. These reports shall be in sufficient detail for ESCO to evaluate the nature and scope of the services rendered. Consultant also agrees to respond promptly to any request from ESCO for additional information about services rendered under this Agreement or about Consultant's knowledge of ESCO's business and activities prior to retirement. Consultant shall immediately notify ESCO's Corporate Ethics Official of the following insofar as they relate to ESCO: (i) actual or potential violations of any of the policies or procedures of ESCO of which Consultant is knowledgeable; (ii) actual or potential violations of any statute or regulation; and (iii) other improper conduct of ESCO's officers, employees or consultants.

         (f) Consultant shall save ESCO harmless from, and shall indemnify ESCO for, any liability arising out of any failure of Consultant to comply with any of his obligations under this Agreement. ESCO shall have the option of terminating this Agreement at any time if, in its sole judgment, the Consultant does not fully comply with the provisions of this Agreement.

         7.       Non-Disclosure Covenant.

         7.1      Definition of Confidential Information.

         As used herein, the term "Confidential Information" shall refer to:

         (a) trade secrets concerning the business and affairs of ESCO, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of applicable law; and

         (b) information concerning the business and affairs of ESCO (which includes historical financial statements, financial projections and budgets, historical and projected sales,

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capital spending budgets, and plans; the names, responsibilities, abilities, and backgrounds and compensation of key personnel; personnel training and techniques and materials), however documented; and

         (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for ESCO containing or based, in whole or in part, on any information included in the foregoing.

         7.2 Acknowledgments by the Consultant. Consultant acknowledges that (a) during the term of this Agreement and as a part of his engagement as a consultant to ESCO, Consultant will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on ESCO and its business; (c) ESCO has required that Consultant make the covenants in this Section 7 as a condition to its entering into this Agreement; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

         7.3 Agreements of the Consultant. In consideration of the fee to be paid to Consultant by ESCO under this Agreement, the Consultant covenants as follows:

         (a) During and following the term of this Agreement, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of ESCO or except as otherwise expressly permitted by the terms of this Agreement.

         (b) Any trade secrets of ESCO will be entitled to all of the protections and benefits under any applicable law. If any information that ESCO deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Consultant hereby waives any requirement that ESCO submit proof of the economic value of any trade secret or Confidential Information or post a bond or other security.

         (c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by Consultant.

         (d) Consultant will not remove from ESCO's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by ESCO) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between ESCO and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of ESCO. Upon termination of this Agreement by either party, or upon the request of ESCO during the term of this Agreement, the Consultant will return to ESCO all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain or recreate any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

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         7.4      Disputes or Controversies. The Consultant recognizes that
should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, agency, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by ESCO, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing, and to jointly request such protection from any court, agency, or arbitrator conducting such proceeding.

         8.       Non-Competition and Non-Interference.

         8.1 Acknowledgments by Consultant. The Consultant acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) ESCO's business is international in scope and its products are marketed throughout the world; (c) ESCO competes with other businesses that are or could be located in any part of the world, including, without limitation, businesses located in the United States (including Puerto Rico), Germany, Japan, China, Brazil, Canada, France, Italy, the United Kingdom, Finland and Ireland; and (d) the provisions of this Section 8 are reasonable and necessary to protect ESCO's business.

         8.2 Covenants of the Consultant. In consideration of the acknowledgments by Consultant, and in consideration of the compensation and benefits to be paid or provided to Consultant by ESCO, the Consultant covenants that he will not, directly or indirectly:

         (a) during the term of this Agreement, except in the course of his performance of duties hereunder, and during the three (3) year period beginning upon the end of the term of this Agreement, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of ESCO anywhere in the world where ESCO is now marketing its products, where ESCO currently plans to market its products, or where ESCO markets its products in the future; provided, however, that the Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 (provided that the Consultant shall be entitled to own more than one percent of the outstanding common stock of ESCO);

         (b) whether for the Consultant's own account or for the account of any other person, at any time during the term of this Agreement, and during the three (3) year period beginning upon the end of the term of this Agreement, solicit business of the same or similar type being carried on by ESCO, from any person known by Consultant to be a customer of ESCO, whether or not the Consultant had personal contact with such person during and by reason of the Consultant's performance of his obligations pursuant to this Agreement or his previous employment by ESCO;

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         (c)      whether for the Consultant's own account or the account of any other person, at any time during the term of this Agreement, and during the three (3) year period beginning upon the end of the term of this Agreement, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of ESCO at any time during the term of this Agreement or in any manner induce or attempt to induce any employee of ESCO to terminate his employment with ESCO; or (ii) interfere with ESCO's relationship with any person, including any person who at any time during the term of this Agreement was an employee, contractor, supplier, or customer of ESCO; or

         (d) at any time during or after the term of this Agreement, disparage ESCO or any of its products, services, businesses, methods, plans, finances, shareholders, directors, officers, employees, or agents.

         If any covenant in this Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

         The period of time applicable to any covenant in this Section 8 will be extended by the duration of any violation by Consultant of such covenant.

         Consultant will, while the covenant under this Section 8 is in effect, give notice to ESCO, within ten days after accepting any other employment, of the identity of the Consultant's employer. ESCO may notify such employer that Consultant is bound by this Agreement and, at ESCO's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

         9.       General Provisions.

         9.1 Injunctive Relief and Additional Remedy. Consultant acknowledges that the injury that would be suffered by ESCO as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to ESCO for such a breach would be an inadequate remedy. Consequently, ESCO will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and ESCO will not be obligated to post bond or other security in seeking such relief. Without limiting ESCO's rights under this
Section 9 or any other remedies of ESCO, if the Consultant breaches any of the provisions of Section 7 or 8, ESCO will have the right to cease making any payments otherwise due to the Consultant under this Agreement.

         9.2 Covenants of Sections 7 and 8 are Essential and Independent Covenants. The covenants by Consultant in Sections 7 and 8 are essential elements of this Agreement, and, without the Consultant's agreement to comply with such covenants, ESCO would not have entered into this Agreement. ESCO and Consultant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and

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propriety of such covenants, with specific regard to the nature of the business conducted by ESCO.

         The Consultant's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by Consultant against ESCO under this Agreement or otherwise, will not excuse Consultant's breach of any covenant in
Section 7 or 8.

         10. Assignment. The rights and obligations of ESCO hereunder are assignable and shall inure to the use and benefit of its successors and assigns. However, the rights and obligations of Consultant hereunder being personal, shall not be assignable by the act or deed of Consultant, voluntary or involuntary, or by operation of law.

         11. Hold Harmless. Consultant shall carry his own medical, liability, workers compensation and related insurance and shall assume any risk incidental to his entry upon ESCO's premises. Consultant acknowledges that he is an independent contractor for services, and shall release and hold ESCO harmless of any and all claims Consultant might have against ESCO as a result of personal injuries sustained during the term of this Agreement.

         12. Governing Law. This Agreement is entered into, subject to, and shall be interpreted in accordance with the internal substantive laws of the State of Missouri, without regard to conflicts of laws provisions, and ESCO and Consultant agree that they shall be subject to the sole jurisdiction and venue of the courts of St. Louis County, located in the State of Missouri, regardless of where Consultant may hereafter become domiciled. Consultant agrees that service of process by certified mail to anyone at Consultant's last known address shall be sufficient.

         13. Modification. This Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument signed by both parties hereto.

         14. Termination. ESCO may, upon five (5) days' written notice, terminate this Agreement for default of the Consultant. Breach of any provision of this Agreement by the Consultant shall be deemed material and, at the discretion of ESCO, shall be a basis for termination for default. All obligations of ESCO to the Consultant including, without limitation, the obligation to make monthly payments pursuant to Section 4, shall cease upon such termination and shall be without prejudice to or waiver of ESCO's right to recover damages for such default. Any prior waiver of any breach of this Agreement or failure to declare a default or termination of this Agreement shall not constitute a waiver of any subsequent breach.

         15. Obligations Beyond Terms of Agreement. The obligations of Consultant set forth in Sections 6, 7, 8, 9, 11, 12, and 17 herein shall survive the termination or expiration of this Agreement.

         16. Entire Agreement. This Agreement constitutes the entire Agreement between ESCO and Consultant with respect to his consulting arrangements with ESCO following his retirement and supersedes and cancels any prior understanding or agreement, written or oral, express or implied between ESCO and the Consultant relating to that subject matter; provided,

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however, that this Agreement does not terminate or supersede that certain
Management Transition Agreement dated August 5, 2002 between these parties or any agreement specifically preserved in Section 5.5 of that Transition Agreement; and, provided, further that in case of any conflict between that Transition Agreement and this Agreement on the subject of consulting arrangements with Consultant, this Agreement shall govern.

         17.      Release of Company.

         17.1 General Release for Additional Consideration. In consideration of the mutual promises and covenants contained herein (which Consultant specifically acknowledges include consideration to which he would not have been entitled in the absence of this Agreement), the Consultant agrees to and does hereby release, acquit, and forever discharge ESCO (as defined in the first paragraph of this Agreement), and the past, present, and future shareholders, officers, directors, agents, employees, representatives, attorneys, fiduciaries and administrators of ESCO, from any and all liabilities, claims, grievances, demands, charges, actions, causes of action and damages of every nature and description, known or unknown, foreseen or unforeseen, direct or indirect, liquidated, accrued or not yet fully in being, which may have arisen on account of anything occurring, in whole or in part, prior to the date of this Agreement. This release is specifically understood to apply to, but is not limited to, any and all claims made, to be made, or which might have been made as a consequence of Consultant's prior employment with ESCO or interactions or dealings with any ESCO officer, director, or employee or arising out of his retirement, and the termination of his employment relationship with ESCO. This release also specifically includes, but is not limited to, any and all claims for salary, vacation pay, bonuses, commissions, stock options, compensation, benefits and damages (actual, compensatory, emotional and punitive) of any kind, sex discrimination, sexual harassment, retaliation, discriminatory treatment, alleged violations of any employee policy, employee manual or alleged contract of employment, defamation, fraud, assault, conspiracy, age discrimination and any and all other claims arising under any federal, state (Missouri, or any other), or local law, whether such claims arise at common law (whether sounding in tort or contract) or by constitution, statute or ordinance, including, by way of illustration only, (a) Title VII of the Civil Rights Act of 1964, as amended (prohibiting discrimination based on race, color, religion, sex, and national origin), (b) the Age Discrimination in Employment Act, as amended (prohibiting age discrimination against individuals age 40 and older), (c) the Rehabilitation Act of 1973 (prohibiting handicap discrimination against employees of federal contractors), (d) the Civil Rights Acts of 1866, 1870 and 1871, as amended (prohibiting various types of discrimination by non-governmental entities), (e) the Civil Rights Act of 1991, (f) the United States and Missouri Constitutions
(g) the National Labor Relations Acts, as amended (prohibiting discrimination for union or other concerted activities relating to wages, hours, or working conditions), (h) the Employee Retirement Income Security Act, as amended (prohibiting certain acts relating to welfare and retirement plans and their fiduciaries), (i) the Americans with Disabilities Act, as amended (prohibiting discrimination based on actual or perceived disability or records thereof), (j) the Family and Medical Leave Act (protecting eligible employees on leave for their own serious illness or that of a spouse, parent or child or for the birth, adoption or foster placement of a child), (k) the Missouri Human Rights Act (prohibiting discrimination based on race, color, religion, sex, national origin or ancestry, age or handicap), (l) the Sarbanes-Oxley Act of 2002 (prohibiting retaliation in cases involving fraud in publicly traded companies), (m) the Missouri

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     Service Letter Statute, as amended, Section 290.140, R.S.Mo. (1986), (n)
     all other federal, state and local civil rights acts, regulations, orders and executive orders relating to any term, condition or privilege of employment, whistleblowing or retaliation of any kind, including without limitation, retaliation for exercising or assisting in the exercise of rights under any of the statutes listed above. Consultant also agrees not to institute any claim for damages of any kind, by charge or otherwise, or to authorize any other party, governmental or otherwise, to institute any claim through administrative or legal proceedings against ESCO for any such damages. THE LIABILITIES, CLAIMS, GRIEVANCES, DEMANDS, CHARGES, ACTIONS, CAUSES OF ACTION AND DAMAGES RELEASED AND DISCHARGED BY THIS SECTION INCLUDE ALL THOSE, KNOWN OR UNKNOWN, ACCRUED OR NOT YET FULLY IN BEING, WHICH EXIST IN WHOLE OR IN PART AS OF THE DATE THIS AGREEMENT IS SIGNED.

     Nothing in this Section or this Agreement shall release Consultant's right to any benefit he may be or become entitled to by virtue of his employment by ESCO prior to his retirement as provided herein or any compensation or benefit expressly provided in this Agreement; or to obtain any COBRA or retiree health benefits he may timely elect to receive after his retirement. In addition to all other rights of the Company under its benefit plans, the Company specifically and without limitation, reserves the right to change carriers and benefits for its retirees during this period with the possibility of corresponding changes in and effects on his coverage.

         17.2 Knowing and Voluntary. Consultant specifically acknowledges that the waiver of all of his claims is knowing and voluntary and that this waiver is a part of this Agreement which has been written in a manner calculated to be, and which is, understood by him and he intends to be bound by this entire Agreement. He specifically acknowledges waiving and releasing any claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.
Sections 621-634, in addition to all other claims as provided in this Section 17 of this Agreement.

         17.3 Time to Consider. Consultant agrees that in deciding to execute this Agreement: (a) that he relied entirely on his own judgment and that of any legal counsel or advisor he may have employed (and not on ESCO) in assessing the extent and merit of any claims, the likelihood, if any, of prevailing on those claims, the amount of damages, if any, which he would receive in the event any such claims were successfully established and the tax treatment of the amount paid hereunder; (b) that no facts, evidence, event or transaction currently unknown to him, but which may hereinafter become known to him, shall affect in any way or manner the final unconditional nature of this Agreement; (c) that his execution of this Agreement is a completely voluntary act on his part; (d) that he understands the terms of this Agreement; (e) that he has been advised by ESCO to consult with his legal counsel and has been provided with adequate time to do so, at his own expense, prior to executing this Agreement; (f) that he has been advised that this offer remains open for a period of twenty-one (21) days from the date he receives a copy of this Agreement so that he may fully consider this Agreement prior to executing it; and (g) that if he does not execute and return this Agreement to ESCO within such period, ESCO will consider his non-action a refusal to agree to the terms of this Agreement, and the offer and terms extended by this Agreement are revoked effective as of that date and time.

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         17.4     Revocation and Effective Date. The parties agree that this
Agreement shall not become effective or enforceable until the 8th day after two
(2) copies of this Agreement, signed by Consultant, are delivered to ESCO's Vice President - Human Resources at 8888 Ladue Road, Suite 200, St. Louis, Missouri, 63124 ("Effective Date"). During any time prior to the delivery of these copies to ESCO's Vice President - Human Resources and during the seven (7) day period prior to the Effective Date, Consultant may revoke, in writing, this Agreement by delivering a copy of a notice of his intention to revoke it to ESCO's Vice President - Human Resources at the address indicated above. If Consultant does not deliver to ESCO's Vice President - Human Resources notice of his intention to revoke this Agreement in writing within such seven (7) day period prior to the Effective Date as set forth in this Section, the Agreement will become effective, binding, enforceable and irrevocable.

         IN WITNESS WHEREOF, the foregoing Agreement has been executed as of April 9, 2003.

CONSULTANT                                          ESCO TECHNOLOGIES INC.

  /s/ D.J. Moore                                    By:    /s/ V.L. Richey, Jr.
---------------------------------                          --------------------
Dennis J. Moore                                     Name:  Victor L. Richey, Jr.
Date: 4/9/03                                        Title: CEO
                                                    Date:  4/9/03

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